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                                                                    EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-80199 on Form S-8 of Samuels Jewelers, Inc. ("Successor Company") of our report dated September 10, 1999, which report expresses an unqualified opinion and includes an explanatory paragraph regarding AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods, appearing in and incorporated by reference in this Annual Report on Form 10-K of Samuels Jewelers, Inc. for the year ended May 29, 1999.


Deloitte & Touche LLP

Dallas, Texas
September 10, 1999